Exhibit 99.1

FOR IMMEDIATE RELEASE
December 28, 2010

Genesis Energy, L.P. Announces the
Elimination of its Incentive Distribution Rights

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) announced today that it has permanently eliminated its incentive distribution rights (IDR’s) and converted its two percent general partner interest into a non-economic interest.  Prior to this IDR restructuring transaction, our general partner was entitled to over 50% of any increased distributions we would pay to our common units.  In exchange for the IDR’s and the two percent economic interest attributable to our general partner interest, we issued 20 million common units and 7 million “Waiver” units to the stakeholders of our general partner, less approximately 145,000 common and 50,000 Waiver units that have been reserved for a new deferred equity compensation plan for employees.  The Waiver units have the right to convert into Genesis common units in four equal installments in the calendar quarter during which each of our common units receives a quarterly distribution of at least $0.43, $0.46, $0.49 and $0.52, if our distribution coverage ratio (after giving effect to the then convertible Waiver units) would be at least 1.1 times.  The IDR restructuring transaction, which does not require further consents, is effective as of this date.

As a result of the IDR restructuring transaction, we now have approximately 64.6 million common units outstanding (with the former stakeholders of the general partner owning approximately 30% of such units), and our general partner has become (by way of merger) one of our wholly-owned subsidiaries.  There has been no change in the composition of the Board of Directors of our general partner.  The former stakeholders of the general partner will continue to elect the directors of the general partner in the future.

“This transaction reflects a strategic move by us to lower our equity cost of capital through the permanent elimination of our incentive distributions,” said Grant E. Sims, CEO of Genesis.  “Over the last four years, we have averaged approximately $300 million in acquisitions and growth capital deployed annually.  By lowering our cost of capital, we hope to strengthen our competitive position in the midstream energy space and believe this transaction can enhance our ability to hopefully continue to build long-term value for Genesis.”

Sims continued, “Because of the performance based structure of the Waiver units, the interests of management and the other former stakeholders of our general partner are now directly aligned with the holders of our common units, and we’re all incented to do what we possibly can to continue our track record of building value for and growing distributions to the holders of our common units.”

The transaction was unanimously approved by the Board of Directors of Genesis’ general partner based, in part, on the unanimous approval and recommendation of its Conflicts Committee, which is comprised solely of independent directors.  The Conflicts Committee engaged Raymond James & Associates, Inc. as its financial advisor (including issuance of a fairness opinion) and Gibson, Dunn & Crutcher LLP as special counsel to the committee.  The Board of Directors engaged Robert W.Baird & Co. as its financial advisor and Akin, Gump, Strauss, Hauer & Feld LLP as its legal advisor.

Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis engages in four business segments. The Pipeline Transportation Division is engaged in the pipeline transportation of crude oil and carbon dioxide. The Refinery Services Division primarily processes sour gas streams to remove sulfur at refining operations, principally located in Texas, Louisiana, and Arkansas. The Supply and Logistics Division is engaged in the transportation, storage and supply and marketing of energy products, including crude oil and refined products. The Industrial Gases Division produces and supplies industrial gases such as carbon dioxide and syngas. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida and the Gulf of Mexico.

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved, including statements regarding closing of the offering. Actual results may vary materially. We undertake no obligation to publicly update or revise any forward-looking statement.

Contact:
Genesis Energy, L.P.
Bob Deere
Chief Financial Officer
(713) 860-2516